Exhibit 16.1
March 3, 2020
Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561
Dear Sirs/Madams:
We have read Item 4.01 of NeoPhotonics Corporation’s Form 8-K dated March 3, 2020, and have the following comments:

1.	We are in agreement with the statements made in paragraphs one through five of Item 4.01(a).

2.	We have no basis on which to agree or disagree with other statements made therein.
Yours truly,
/s/ Deloitte & Touche LLP